PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., August 11, 2011 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable on or about August 31, 2011, to stockholders of record as of the close of business on August 22, 2011.  United Community MHC, the Company’s mutual holding company parent, will waive receipt of the dividend.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn County and Ripley County, Indiana.

Contact:         United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822